Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of May [ ], 2022 (this “Agreement”), by and among InterPrivate Acquisition Management II LLC, a Delaware limited liability company (“Sponsor”), Getaround, Inc., a Delaware corporation (the “Company”) and InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company, TMPST Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), and TMPST Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (the “BCA”), dated as of the date hereof, pursuant to which, among other things, (a) First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger”, and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent, and (b) in connection therewith Parent will issue shares of Parent’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) to the Company Stockholders, on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 6,348,750 shares of Parent’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”);

WHEREAS, Section 4.3(b)(i) of Parent’s Amended and Restated Certificate of Incorporation, dated as of March 4, 2021 (the “Amended and Restated Certificate”), provides that each share of Class B Common Stock shall be automatically convertible into one share of Class A Common Stock (the “Initial Conversion Ratio”) concurrently with or immediately following the closing of the Business Combination (as such term is defined in the Amended and Restated Certificate);

WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in Parent’s initial public offering, such that the holders of Class B Common Stock shall continue to own twenty-five percent (25%) of the issued and outstanding shares of Common Stock after giving effect to such issuance; and

WHEREAS, in order to induce Parent and the Company to enter into the BCA, each of Sponsor, Parent, the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Covenants of Sponsor.

(a) Waiver of Anti-Dilution Rights.

(i) Effective as of immediately prior to the conversion of the shares of Class B Common Stock held by it in connection with the consummation of the Transactions, Sponsor hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights that Sponsor has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) as a result of any Adjustment in connection with the Transactions.

(ii) Sponsor agrees that, to the extent Sponsor receives any Excess Shares as a result of any Adjustment in connection with the Transactions, Sponsor shall promptly return or cause the return of such shares to Parent for cancellation.

(iii) This Section 1(a) shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

(b) Waiver of Redemption Rights. Sponsor agrees not to (i) demand that Parent redeem the Class B Common Stock in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of the Class B Common Stock for redemption. This Section 1(b) shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

(c) Prior Letter Agreement.

(i) Sponsor, certain Parent Stockholders holding Parent Class B Stock and Parent are parties to that certain letter agreement dated March 4, 2021 that was entered into in connection with the initial public offering of Parent (the “Letter Agreement”). Other than Section 7(b) of the Letter Agreement, which the parties hereto expressly waive for purposes of Section 1(c) of this Agreement, the parties hereto acknowledge and agree that the Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Letter Agreement. Prior to the date hereof, Sponsor has delivered a true and complete copy of the Letter Agreement, including any amendments thereto, to the Company.

(ii) During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA in accordance with its terms, Sponsor shall not modify or amend the Letter Agreement without the prior consent of the Company.

(d) BCA. Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 7.04 (Confidentiality; Communications Plan; Access to Information) and Section 7.11 (No Solicitation) of the BCA (and any relevant definitions contained in any such Sections) as if Sponsor was original signatory to the BCA with respect to such provisions, mutatis mutandis.

(e) Voting. Subject to the earlier termination of this Agreement in accordance with Section 3, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Common Stock entitled to vote thereon to adopt the BCA, the Mergers and the other transactions contemplated by the BCA or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Mergers or the other transactions contemplated by the BCA is sought, Sponsor shall vote (or cause to be voted) all shares of Common Stock entitled to vote thereon currently or hereinafter owned by Sponsor in favor of the foregoing.

(f) Alternative Transactions. Subject to the earlier termination of this Agreement in accordance with Section 3, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, or in any other circumstances upon which Sponsor’s vote, consent or other approval (including by written consent) is sought, Sponsor shall vote (or cause to be voted) all shares of Common Stock entitled to vote thereon, currently or hereinafter owned by Sponsor, against and withhold consent with respect to any merger, purchase of all or substantially all of any person’s assets or other business combination transaction (other than the BCA and the transactions contemplated thereby, including the Mergers). Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the consummation of the Mergers or the earlier termination of the BCA in accordance with its terms.

(g) Transfers. Subject to the earlier termination of this Agreement in accordance with Section 3, Sponsor agrees not to (a) transfer any shares of Common Stock or (b) deposit any shares of Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such shares of Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement and the Letter Agreement); provided, that Sponsor may transfer any such shares of Common Stock to any Affiliate if, and only if, the transferee of such shares of Common Stock evidences in a writing reasonably satisfactory to Parent and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

(h) Additional Shares. Subject to the earlier termination of this Agreement in accordance with Section 3, Sponsor agrees that any securities of Parent that Sponsor purchases or otherwise hereinafter acquires or with respect to which Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the termination of this Agreement in accordance with Section 3 shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Sponsor as of the date hereof.

2. Representations and Warranties. Sponsor represents and warrants to the Company and Parent as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any Common Stock (other than under this Agreement, the BCA and the agreements contemplated by the BCA) (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time or (v) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Common Stock owned by Sponsor pursuant to any contract or agreement to which Sponsor is a party or by which Sponsor is bound. For purposes of this Agreement, “person” shall have the meaning ascribed to such term in the BCA.

(b) As of the date of this Agreement, (i) Sponsor owns exclusively of record and has good and valid title to 6,348,750 shares of Class B Common Stock, free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Agreement, (B) applicable securities laws and (C) Parent Organizational Documents, and (ii) each has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such shares of Class B Common Stock, and Sponsor does not own, directly or indirectly, any other Common Stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities, of Parent.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to Sponsor in connection with the execution and delivery of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as have been obtained as of the date hereof.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Except for this Agreement and the Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Common Stock or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Common Stock or other equity securities of Parent owned by Sponsor or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. Other than Section 1(c)(i), this Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the last date on which a party hereto has any obligations hereunder in accordance with the terms hereof; (b) the termination of the BCA in accordance with its terms; and (c) the mutual written agreement of the parties hereto. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for fraud or willful material breach of this Agreement occurring prior to its termination.

4. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 4(b)):

If to Sponsor or, prior to the Closing, Parent, to:

InterPrivate Acquisition Management II, LLC

1350 Avenue of the Americas

New York, New York 10019

Attention:	Brandon C. Bentley, General Counsel
Email:	bbentley@interprivate.com

with a copy to:

Greenberg Traurig, LLP

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel
Emails:	annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com

If to the Company or, following the Closing, Parent, to:

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Attention: Spencer Jackson

Email: spencer@getaround.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention:	Steve Venuto, Matthew Gemello, Mark Seneca
Emails:	svenuto@orrick.com, mgemello@orrick.com,
mseneca@orrick.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement (together with the BCA and the Letter Agreement, to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of Parent’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by applicable law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Legal Proceedings arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Legal Proceedings, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceedings are brought in an inconvenient forum, that the venue of the Legal Proceedings is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, First Merger Sub, Second Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Legal Proceedings directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of Legal Proceedings, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 4(l).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERPRIVATE ACQUISITION
MANAGEMENT II, LLC

By _____________________________________
Name: Ahmed M. Fattouh
Title: Managing Member of InterPrivate
LLC, the Manager of InterPrivate Capital
LLC

INTERPRIVATE II ACQUISITION CORP.

By _____________________________________
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

GETAROUND, INC.

By ____________________________________
Name:
Title:

[Signature Page to Sponsor Support Agreement]